Exhibit 10.11

SUPPLEMENT TO FOURTH AMENDMENT AND RESTATEMENT OF LOAN
AGREEMENT AND PROMISSORY NOTE

THIS SUPPLEMENT TO FOURTH AMENDMENT AND RESTATEMENT OF LOAN AGREEMENT AND PROMISSORY NOTE by and between BLINK COUTURE, INC., a Delaware corporation (the “Maker”) and REGENT PRIVATE CAPITAL, LLC, an Oklahoma limited liability company (the “Payee”) entered into as of April 30, 2010, supplements and amends that certain Fourth Amendment and Restatement of Loan Agreement and Promissory Note dated as of March 15, 2010 (the “Amendment and Note Restatement”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Amendment and Note Restatement.

For value received, the Maker and Payee hereby agree, effective as of the date hereof, that the following provisions shall supplement and become part of the Amendment and Note Restatement:

1.           Additional Advances.  The Parties hereby agree that during the period from February 1, 2010 through April 30, 2010, the Payee has made additional advances to the Maker, in the aggregate amount of $17,179, in payment of the Maker’s operating expenses during that period, so that effective as of April 30, 2010, the total outstanding principal amount due and payable pursuant to the Note is $141,125.

2.           No Further Changes; Full Force and Effect.  The additional advances described in Paragraph 1 above reflect all changes to the Amendment and Note Restatement. All other terms of the Amendment and Note Restatement shall remain unchanged and in full force and effect, unless and until further supplemented or amended hereafter.

IN WITNESS WHEREOF, the Maker has caused this Supplement to Fourth Amendment and Restatement of Loan Agreement and Promissory Note to be duly executed and delivered as of the day and year first written above.

BLINK COUTURE, INC.

By:	/s/ Lawrence Field
Name: Lawrence Field
Title: President & CEO

REGENT PRIVATE CAPITAL, LLC

By:	/s/ Anurag Agarwal
Name: Anurag Agarwal
Title: Managing Director